Exhibit 99.1

Wesco Aircraft Holdings Reports
Fiscal 2016 Second Quarter Results

VALENCIA, Calif., May 5, 2016 — Wesco Aircraft Holdings, Inc. (NYSE: WAIR), the world's leading provider of comprehensive supply chain management services to the global aerospace industry, today announced results for its fiscal 2016 second quarter.
Fiscal 2016 Second Quarter Highlights

•Net sales of $376.7 million, down 2.3 percent
•Net sales excluding currency effects of $382.9 million, down 0.7 percent
•Net income of $23.5 million, or $0.24 per diluted share
•Adjusted net income of $28.0 million, or $0.29 per diluted share
•Adjusted EBITDA of $50.8 million, or 13.5 percent of net sales

Dave Castagnola, president and chief executive officer, said, “Fiscal 2016 second quarter results demonstrate consistent execution across our business. Sales excluding the impact of currency movements and the previously disclosed large commercial contract were slightly higher than the second quarter of last year, led by growth in contract revenue. Continuing with our focus on growing sales, we renewed long-term contracts with scope expansion and signed new business in the quarter. These wins are expected to drive incremental sales growth in the second half of fiscal 2016 and into fiscal 2017 and 2018.
"Our supply chain management strategies continue to be developed and implemented; as we better align material acquisition to demand forecasts, we are strengthening materials management, demand planning and strategic sourcing activities. The cost reduction actions taken at the end of fiscal 2015 and our ongoing focus on efficiencies again led to lower selling, general and administrative expenses. We also paid down an additional $25 million in debt in the second quarter.”
Fiscal 2016 Second Quarter Results
Net sales in the fiscal 2016 second quarter were $376.7 million, compared with $385.6 million in the prior-year second quarter. Net sales excluding the impact of foreign currency movements decreased 0.7 percent in the second quarter of fiscal 2016, compared to the same period last year. Net sales were 1.4 percent higher, excluding currency effects and a net negative impact from the previously disclosed large commercial contract that ended on March 31, 2015 and sales in the fiscal 2016 second quarter that were related to this contract. The increase was primarily due to mid-single-digit growth in contract revenue, partially offset by a mid-single-digit decline in ad hoc sales. Higher contract revenue was principally due to content on commercial programs.
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) in the fiscal 2016 second quarter were $50.8 million, lower than $54.8 million in the same period last year, primarily due to a decrease in gross profit, partially offset by a reduction in selling, general and administrative (SG&A) expense.
Gross profit decreased 6.2 percent in the second quarter of fiscal 2016, compared with the same period last year, principally due to the impact of the large commercial contract discussed above and foreign currency movements.
SG&A expense in the fiscal 2016 second quarter decreased 5.9 percent compared to the same period last year, primarily due to lower people costs, professional fees, facility costs, bad debt expense and the impact of foreign currency movements. SG&A expense as a percent of net sales was 16.2 percent in the second quarter, compared with 16.8 percent in the same period last year.
Adjusted EBITDA was 13.5 percent of net sales in the fiscal 2016 second quarter, compared with 14.2 percent in the same period last year.
Adjusted diluted earnings per share of $0.29 in the second quarter of fiscal 2016 was unchanged from the prior-year second quarter. Net income and earnings per share were impacted by the same items affecting adjusted EBITDA discussed above, offset by lower income tax expense. The company's effective tax rate in the second quarter of fiscal 2016 was reduced by a favorable mix of taxable income across jurisdictions and discrete tax items.
Fiscal 2016 Year to Date Results

Net sales in the six months ended March 31, 2016 were $736.6 million, compared with $759.3 million in the same period of the prior year. Net sales excluding the impact of foreign currency movements decreased 1.3 percent.
Adjusted EBITDA in the six months ended March 31, 2016 was $96.4 million, compared with $103.6 million in the same period last year. The decline was primarily due to lower gross profit, partially offset by a reduction in SG&A expense. Adjusted EBITDA was 13.1 percent of net sales in the first six months of fiscal 2016, compared with 13.6 percent in the same period last year.
Adjusted diluted earnings per share was $0.53 in first six months of fiscal 2016, compared to $0.54 in the same period last year.
Free cash flow was $7.6 million in the six months ended March 31, 2016, compared with $46.6 million in the same period last year. The decline was primarily due to the timing of inventory purchases, revenue, tax payments and capital expenditures.

Fiscal 2016 Outlook
The company’s fiscal 2016 goals are reaffirmed. Net sales are expected to grow at a low-single-digit pace; contract sales are expected to deliver greater growth in the business, offsetting the previously disclosed decline from the large commercial contract. Cost savings of $25.0 million to $30.0 million are expected to remain the primary driver of the company’s EBITDA margin improvement target of approximately 100 basis points. Finally, free cash flow is anticipated to exceed 100 percent of net income.
Conference Call Information
Wesco Aircraft will hold a conference call to discuss its fiscal 2016 second quarter results at 2:00 p.m. PDT (5:00 p.m. EDT) today, May 5, 2016. The conference call can be accessed by dialing 888-771-4371 (domestic) or 847-585-4405 (international) and entering passcode 42377460.
The conference call will be simultaneously broadcast on Wesco Aircraft’s Investor Relations website (http://ir.wescoair.com).
Following the live webcast, a replay will be available on the company’s website for one year. A telephonic replay also will be available approximately two hours after the conference call and may be accessed by dialing 888-843-7419 (domestic) or 630-652-3042 (international) and entering passcode 42377460. The telephonic replay will be available until May 12, 2016 at 11:59 p.m. PDT.
 About Wesco Aircraft
Wesco Aircraft is the world’s leading distributor and provider of comprehensive supply chain management services to the global aerospace industry, based on annual sales. The company’s services range from traditional distribution to the management of supplier relationships, quality assurance, kitting, just-in-time delivery and point-of-use inventory management. The company believes it offers one of the world’s broadest portfolios of aerospace products, including chemical, electrical and C-class hardware and comprised of more than 565,000 active SKUs.
To learn more about Wesco Aircraft, visit our website at www.wescoair.com. Follow Wesco Aircraft on LinkedIn at https://www.linkedin.com/company/wesco-aircraft-corp.
 Non-GAAP Financial Information
Adjusted EBITDA represents net income before: (i) income tax provision, (ii) net interest expense, (iii) depreciation and amortization and (iv) unusual or non-recurring items.
Adjusted net income represents net income before: (i) amortization of intangible assets, (ii) amortization or write-off of deferred financing costs and original issue discount, (iii) unusual or non-recurring items and (iv) the tax effect of items (i) through (iii) above calculated using an estimated effective tax rate.
Adjusted basic earnings per share represents basic earnings per share calculated using adjusted net income as opposed to net income.

Adjusted diluted earnings per share represents diluted earnings per share calculated using adjusted net income as opposed to net income.
Net sales excluding currency effects represent net sales for the fiscal 2016 second quarter and year-to-date translated at the corresponding fiscal 2015 periodical average exchange rates.
Free cash flow represents cash from operations less purchases of property and equipment.
Wesco Aircraft utilizes and discusses adjusted EBITDA, adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, net sales excluding currency effects and free cash flow, which are non-GAAP measures management uses to evaluate the company’s business, because it believe these measures assist investors and analysts in comparing the company’s performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of core operating performance. Wesco Aircraft believes these metrics are used in the financial community, and the company presents these metrics to enhance understanding of its operating performance. Readers should not consider adjusted EBITDA and adjusted net income as alternatives to net income, determined in accordance with GAAP, as an indicator of operating performance. Adjusted EBITDA, adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, net sales excluding currency effects and free cash flow are not measurements of financial performance under GAAP, and these metrics may not be comparable to similarly titled measures of other companies. See Exhibits 4 and 5 for reconciliations of adjusted EBITDA, adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, net sales excluding currency effects and free cash flow to the most directly comparable financial measures calculated and presented in accordance with GAAP.
Forward Looking Statements
This press release contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Wesco Aircraft Holdings, Inc. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of management, as well as assumptions made by, and information currently available to, management. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as "anticipate," "continue," “expect,” "grow," “outlook,” “target,” “will” or similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the company’s control. Therefore, the reader should not place undue reliance on such statements.
Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: general economic and industry conditions; conditions in the credit markets; changes in military spending; risks unique to suppliers of equipment and services to the U.S. government; risks associated with the company’s long-term, fixed-price agreements that have no guarantee of future sales volumes; risks associated with the loss of significant customers, a material reduction in purchase orders by significant customers or the delay, scaling back or elimination of significant programs on which the company relies; the company’s ability to effectively compete in its industry; the company’s ability to effectively manage its inventory; the company’s ability to fully integrate the acquired business of Haas and realize anticipated benefits of the combined operations; risks relating to unanticipated costs of integration; the company’s suppliers’ ability to provide it with the products the company sells in a timely manner, in adequate quantities and/or at a reasonable cost; the company’s ability to maintain effective information technology systems; the company’s ability to retain key personnel; risks associated with the company’s international operations, including exposure to foreign currency movements; risks associated with assumptions the company makes in connection with its critical accounting estimates (including goodwill) and legal proceedings; the company’s dependence on third-party package delivery companies; fuel price risks; the company’s ability to establish and maintain effective internal control over financial reporting; fluctuations in the company’s financial results from period-to-period; environmental risks; risks related to the handling, transportation and storage of chemical products; risks related to the aerospace industry and the regulation thereof; risks related to the company’s indebtedness; and other risks and uncertainties.
The foregoing list of factors is not exhaustive. The reader should carefully consider the foregoing factors and the other risks and uncertainties that affect the company’s business, including those described in Wesco Aircraft’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the Securities and Exchange Commission. All forward-looking statements included in this news release (including information included or incorporated by reference herein) are based upon information available to the company as of the date hereof, and the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact Information:
Jeff Misakian
Vice President, Investor Relations
661-362-6847
Jeff.Misakian@wescoair.com

Exhibits:

Exhibit 1:	Consolidated Statements of Income (Unaudited)
Exhibit 2:	Condensed Consolidated Balance Sheets (Unaudited)
Exhibit 3:	Consolidated Statements of Cash Flows (Unaudited)
Exhibit 4:	Non-GAAP Financial Information (Unaudited)
Exhibit 5:	Non-GAAP Financial Information – Net Sales excluding Currency Effects and Large Commercial Contract (Unaudited)
Exhibit 6:	Non-GAAP Financial Information – Free Cash Flow (Unaudited)

Exhibit 1

Wesco Aircraft Holdings, Inc.
Consolidated Statements of Income (UNAUDITED)
(In thousands, except share data)

	Three Months Ended		Six Months Ended
	March 31, 2016	March 31, 2015	March 31, 2016	March 31, 2015
Net sales	$376,742	$385,559	$736,585	$759,255
Cost of sales	274,405	276,474	537,619	544,246
Gross profit	102,337	109,085	198,966	215,009
Selling, general and administrative expenses	60,966	64,768	120,511	131,401
Income from operations	41,371	44,317	78,455	83,608
Interest expense, net	(9,114)	(9,346)	(18,111)	(18,719)
Other income, net	402	791	1,303	1,039
Income before income taxes	32,659	35,762	61,647	65,928
Provision for income taxes	(9,167)	(12,716)	(17,546)	(23,152)
Net income	23,492	23,046	44,101	42,776

Net income per share:
Basic	$0.24	$0.24	$0.45	$0.44
Diluted	$0.24	$0.24	$0.45	$0.44
Weighted average shares outstanding:
Basic	97,390,636	96,906,736	97,303,808	96,884,680
Diluted	98,075,389	97,726,054	97,999,018	97,738,624

In fiscal 2015, the company revised its presentation of certain personnel costs associated with service contracts to correctly reflect them as cost of sales rather than selling, general and administrative expenses. These personnel costs totaled $5.9 million and $11.8 million for the three and six months ended March 31, 2015. The revision had no impact on income from operations, net income or EBITDA for the three and six months ended March 31, 2015.

Exhibit 2

Wesco Aircraft Holdings, Inc.
Condensed Consolidated Balance Sheets (UNAUDITED)
(In thousands)

	March 31, 2016	September 30, 2015
Assets
Cash and cash equivalents	$63,038	$82,866
Accounts receivable, net	274,728	253,348
Inventories	710,769	701,535
Prepaid expenses and other current assets	13,654	10,004
Income taxes receivable	135	187
Deferred tax assets, current	89,272	89,401
Total current assets	1,151,596	1,137,341
Long-term assets	877,496	883,632
Total assets	$2,029,092	$2,020,973
Liabilities and Stockholders’ Equity
Accounts payable	$158,749	$149,615
Accrued expenses and other current liabilities	30,815	38,896
Income taxes payable	17,117	21,442
Capital lease obligations, current portion	1,070	1,044
Total current liabilities	207,751	210,997
Capital lease obligations, less current portion	1,617	1,824
Long-term debt	922,906	952,906
Deferred tax liabilities, non-current	32,124	30,693
Other liabilities	8,652	6,980
Total long-term liabilities	965,299	992,403
Total liabilities	1,173,050	1,203,400
Total stockholders’ equity	856,042	817,573
Total liabilities and stockholders’ equity	$2,029,092	$2,020,973

Exhibit 3

Wesco Aircraft Holdings, Inc.
Consolidated Statements of Cash Flows (UNAUDITED)
(In thousands)

	Six Months Ended
	March 31, 2016	March 31, 2015
Cash flows from operating activities
Net income	$44,101	$42,776
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	14,053	13,262
Deferred financing costs	1,753	2,158
Bad debt and sales return reserve	771	2,011
Inventory reserves	6,440	8,941
Stock-based compensation expense	4,286	4,650
Excess tax benefit related to stock-based incentive plans	(796)	(151)
Deferred income taxes	2,150	11
Income from equity investment	(509)	(248)
Other non-cash items	(1,767)	(1,042)
Changes in assets and liabilities
Accounts receivable	(22,859)	12,449
Inventories	(21,961)	(53,992)
Prepaid expenses and other assets	(9,032)	(923)
Income taxes receivable	55	11,654
Accounts payable	10,064	6,380
Accrued expenses and other liabilities	(8,395)	(717)
Income taxes payable	(3,528)	2,253
Net cash provided by operating activities	14,826	49,472
Cash flows from investing activities
Purchase of property and equipment	(7,233)	(2,912)
Proceed from sales of assets	2,000	—
Acquisition of business, net of cash acquired	—	(250)
Net cash used in investing activities	(5,233)	(3,162)
Cash flows from financing activities
Repayment of long-term debt	(30,000)	(45,000)
Financing fees	(2,076)	—
Repayment of capital lease obligations	(641)	(789)
Excess tax benefit related to stock-based incentive plans	796	151
Net proceeds from issuance of common stock	3,478	418
Net cash used in financing activities	(28,443)	(45,220)
Effect of foreign currency exchange rate on cash and cash equivalents	(978)	(3,620)
Net decrease in cash and cash equivalents	(19,828)	(2,530)
Cash and cash equivalents, beginning of period	82,866	104,775
Cash and cash equivalents, end of period	$63,038	$102,245

Exhibit 4

Wesco Aircraft Holdings, Inc.
Non-GAAP Financial Information (UNAUDITED)
(In thousands, except share data)

	Three Months Ended		Six Months Ended
	March 31, 2016	March 31, 2015	March 31, 2016	March 31, 2015
EBITDA & Adjusted EBITDA
Net income	$23,492	$23,046	$44,101	$42,776
Provision for income taxes	9,167	12,716	17,546	23,152
Interest expense, net	9,114	9,346	18,111	18,719
Depreciation and amortization	7,055	6,680	14,053	13,262
EBITDA	48,828	51,788	93,811	97,909
Unusual or non-recurring items (1)	1,938	2,964	2,567	5,658
Adjusted EBITDA	$50,766	$54,752	$96,378	$103,567

Adjusted Net Income
Net income	$23,492	$23,046	$44,101	$42,776
Amortization of intangible assets	3,955	3,993	7,919	8,000
Amortization of deferred financing costs	925	1,139	1,753	2,158
Unusual or non-recurring items (1)	1,938	2,964	2,567	5,658
Adjustments for tax effect	(2,267)	(2,920)	(4,123)	(5,742)
Adjusted Net Income	$28,043	$28,222	$52,217	$52,850

Adjusted Basic Earnings Per Share
Weighted-average number of basic shares outstanding	97,390,636	96,906,736	97,303,808	96,884,680
Adjusted Net Income Per Basic Share	$0.29	$0.29	$0.54	$0.55

Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	98,075,389	97,726,054	97,999,018	97,738,624
Adjusted Net Income Per Diluted Share	$0.29	$0.29	$0.53	$0.54

(1) Unusual and non-recurring items in the second quarter and year-to-date periods of fiscal 2016 consisted of integration and other related expenses of $608 and $1,055, respectively, as well as business realignment and other expenses of $1,330 and $1,512, respectively. Unusual and non-recurring items in the second quarter and year-to-date periods of fiscal 2015 consisted of integration and other related expenses of $2,319 and $4,562, respectively, as well as business realignment and other expenses of $645 and $1,096, respectively.

Exhibit 5

Wesco Aircraft Holdings, Inc.
Non-GAAP Financial Information - Net Sales excluding
Currency Effects and Large Commercial Contract (UNAUDITED)
(Dollars in thousands)

	Three Months Ended		Increase (Decrease)	Percent Change
	March 31, 2016	March 31, 2015
Net sales	$376,742	$385,559	$(8,817)	(2.3)%
Currency effects	6,205	—	6,205
Net sales excluding currency effects	$382,947	$385,559	$(2,612)	(0.7)%
Large commercial contract (1)	(9,782)	(17,459)	7,677
Net sales excluding currency effects and large commercial contract	$373,165	$368,100	$5,065	1.4%

	Six Months Ended		Increase (Decrease)	Percent Change
	March 31, 2016	March 31, 2015
Net sales	$736,585	$759,255	$(22,670)	(3.0)%
Currency effects	12,462	—	12,462
Net sales excluding currency effects	$749,047	$759,255	$(10,208)	(1.3)%
Large commercial contract (1)	(9,782)	(36,172)	26,390
Net sales excluding currency effects and large commercial contract	$739,265	$723,083	$16,182	2.2%

(1) In the second quarter and year-to-date periods of fiscal 2015, the company sold $17,459 and $36,172, respectively, of commercial hardware under a contract that ended on March 31, 2015, as previously disclosed. In the second quarter of fiscal 2016, the company sold $9,782 of additional commercial hardware related to this contract.

Exhibit 6

 Wesco Aircraft Holdings, Inc.
Non-GAAP Financial Information - Free Cash Flow (UNAUDITED)
(Dollars in thousands)

	Three Months Ended
	March 31, 2016	March 31, 2015	Increase (Decrease)	Percent Change
Free Cash Flow
Net cash provided by operating activities	$4,162	$38,155	$(33,993)	(89.1)%
Purchase of property and equipment	(6,071)	(1,613)	(4,458)	276.4%
Free cash flow	$(1,909)	$36,542	$(38,451)	(105.2)%

	Six Months Ended
	March 31, 2016	March 31, 2015	Increase (Decrease)	Percent Change
Free Cash Flow
Net cash provided by operating activities	$14,826	$49,472	$(34,646)	(70.0)%
Purchase of property and equipment	(7,233)	(2,912)	(4,321)	148.4%
Free cash flow	$7,593	$46,560	$(38,967)	(83.7)%